Exhibit 99

NEWS

CONTACT:	Tom Marder (301) 380-2553 thomas.marder@marriott.com

MARRIOTT COMPLETES SECURITIZATION OF TIMESHARE LOANS

Bethesda, Md. – November 12, 2010 – Marriott International, Inc. (NYSE:MAR) today announced the completion of a private placement of Timeshare Loan Backed Notes by Marriott Vacation Club Owner Trust 2010-1. The notes were sold without recourse to Marriott or its affiliates.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is not an offer to sell or the solicitation of an offer to buy any of the notes.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,500 lodging properties in 70 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Autograph Collection, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club, and Grand Residences by Marriott brands; licenses and manages whole-ownership residential brands, including The Ritz-Carlton Residences, JW Marriott Residences and Marriott Residences; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA, and had approximately 137,000 employees at 2009 year-end. It is ranked as the lodging industry’s most admired company and one of the best companies to work for by FORTUNE, and by Newsweek as one of the greenest big companies in America. In fiscal year 2009, Marriott International reported sales from continuing operations of nearly $11 billion. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1